Exhibit 99.7
                                                                    ------------

                      LETTER FROM BROKERS OR OTHER NOMINEES
                              TO BENEFICIAL OWNERS

                 UP TO 17,600,000 SHARES OF CLASS A COMMON STOCK
               INITIALLY OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
                  SHAREHOLDERS OF UNION ACCEPTANCE CORPORATION

To Our Clients:


     Enclosed for your consideration are a Prospectus, dated May 11, 2001, and the "Instructions As To Use of Subscription Rights Certificates" relating to the offer by Union Acceptance Corporation (the "Company") of shares of Class A common stock (the "Class A common stock") of the Company, at a subscription price of $5.00 per share, in cash, pursuant to subscription rights (the "Rights") initially distributed to holders of record ("Record Holders") of shares of the Company's common stock, regardless of class, as of the close of business on May 10, 2001 (the "Record Date"). The Rights are described in the Prospectus and are evidenced by a Subscription Rights Certificate registered in our name and held for your account.


     As described in the Prospectus, you will receive one Right for each share of common stock held by us in your account as of the Record Date. You are entitled to subscribe for one (1) share of the common stock for each Right granted to you (the "Basic Subscription Right") at a subscription price of $5.00 per share (the "Subscription Price"). You will also have the right (the "Oversubscription Right"), subject to proration, to subscribe for shares of the Class A common stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Right and after the minimum allocation to certain standby purchasers at the Subscription Price. If there are insufficient shares to satisfy all exercised Oversubscription Rights, available shares, if any, will be allocated pro rata among all the holders of the Rights exercising Oversubscription Rights, in proportion to the number of shares each such holder has purchased pursuant to his or her respective Basic Subscription Right. Your election to exercise the Oversubscription Right must be made at the time you exercise the Basic Subscription Right, and you must exercise the Basic Subscription Right in full in order to exercise the Oversubscription Right.

     You may transfer some or all of your Rights only to your Affiliate or Related Party. To do so, you must provide us with appropriate instructions for transfer and certify that the transferee is your Affiliate or Related Party.
Such terms are defined in the "Instructions As To Use of Subscription Rights Certificates." The transfer procedure requires us to arrange for the
Subscription Agent to deliver a Subscription Rights Certificate to your transferee. This procedure takes time and, therefore, prompt action is required if you want to transfer Rights.

     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF CLASS A COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF THE RIGHTS MAY ONLY BE MADE BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A common stock, or transfer any Rights, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions As To Use of Subscription Rights Certificates". However, we urge you to read these documents carefully before instructing us to exercise or transfer the Rights.

     Your instructions to us should be forwarded as promptly as possible to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., Eastern Standard Time on June 12, 2001, unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked.

     If you wish to have us, on your behalf, exercise the Rights for any shares of the Class A common stock to which you are entitled, or transfer such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.


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         The Company  will hold a  conference  call at 11:00
         a.m.,    Eastern   Standard   Time   (10:00   a.m.,
         Indianapolis,  Indiana Time),  on May 30, 2001 with
         members of the Company's  management to discuss the
         Rights  Offering.  The  telephone  number  for  the
         conference call is (800) 347-6311.
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     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE  CONCERNING THE OFFERING SHOULD BE
DIRECTED  TO D.F.  KING & CO.,  INC.  AT  (800)  859-8509  OR  COLLECT  AT (212)
269-5550.